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                                                                    Exhibit 99.1


[TECO Energy, Inc. Logo]


FOR IMMEDIATE RELEASE

CONTACT:
                  Media:                             Investors:
                  Ross Bannister                     Mark Kane
                  813.228.4945                       813.228.1772
                  rdbannister@tecoenrgy.com          mmkane@tecoenergy.com

TECO ENERGY ANNOUNCES COMMON STOCK OFFERING
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Tampa, Fla., May 30, 2002- TECO Energy, Inc. (NYSE: TE) announced today that it plans to offer 13.5 million shares of its common stock through underwriters jointly led by Credit Suisse First Boston and UBS Warburg. This offering is expected to be marketed to retail and institutional investors. The sale of the common stock is expected to commence during the week of June 3.

TECO Energy will also grant the underwriters an option to purchase up to 2,025,000 additional shares of common stock to cover any over-allotments.

The proceeds from the sale of these shares are expected to be used to reduce short-term debt and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction. The offering is being made only by means of a prospectus. A copy of the preliminary prospectus may be obtained from the offices of Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10080 or UBS Warburg, 299 Park Avenue, New York, NY 10171. An electronic copy of the prospectus will be available from the Securities and Exchange Commission's Web site at www.sec.gov.
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TECO Energy (www.tecoenergy.com) is a diversified, energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas, TECO Power Services, TECO Transport, TECO Coal, TECO Coalbed Methane, and TECO Solutions.